UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	August 10, 2005
(August 9, 2005)

BEACON ROOFING SUPPLY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50924	36-4173371
(Commission File Number)	(IRS Employer Identification No.)

1 Lakeland Park Drive Peabody, MA	01960
(Address of Principal Executive Offices)	(Zip Code)

(877) 645-7663
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement.

On August 9, 2005, a subsidiary of Beacon Roofing Supply, Inc. entered into a Securities Purchase Agreement with the stockholders and warrantholders of privately-held SDI Holding, Inc. (“Shelter”), to acquire Shelter’s business, a copy of which agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.  Shelter is a leading distributor of roofing and other building products headquartered in McKinney, Texas.

The description of the Securities Purchase Agreement set forth below is qualified in its entirety by reference to Exhibit 2.1.  The purchase price is approximately $152.5 million in cash, payable at closing and subject to an adjustment for working capital and other items.  Based upon Shelter’s future performance, their stockholders may also qualify for an earn-out payment.  The transaction is structured as a purchase of the stock of SDI Holding, Inc., which owns all of the issued and outstanding stock of Shelter Distribution, Inc., Shelter’s operating company, and the agreement contains customary representations, warranties, covenants and conditions, as well as indemnification provisions subject to specified limitations.  The transaction is subject to regulatory and other customary approvals and is expected to close by the end of September.

Item 7.01          Regulation FD Disclosure

A copy of the Company’s press release announcing the agreement to acquire the Shelter business is furnished as an exhibit to this Report and incorporated by reference into this Item 7.01.

Item 9.01          Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number Description

2.1                           Securities Purchase Agreement, dated as of August 9, 2005, among Beacon Sales Acquisition, Inc., SDI Holdings, Inc., and Stockholders and Warrantholders of SDI Holdings, Inc.

99.1                         Press Release, dated August 10, 2005, issued by Beacon Roofing Supply, Inc., captioned “Beacon Roofing Supply, Inc. Announces Major Strategic Acquisition.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON ROOFING SUPPLY, INC.

Date:	August 10, 2005	By:	/s/ David R. Grace
David R. Grace
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Securities Purchase Agreement, dated as of August 9, 2005, among Beacon Sales Acquisition, Inc., SDI Holdings, Inc., and Stockholders and Warrantholders of SDI Holdings, Inc.

99.1	Press release dated August 10, 2005, announcing that a subsidiary of Beacon Roofing Supply, Inc. is entering into a stock purchase agreement to acquire the business of SDI Holdings, Inc.